Exhibit 99

Investor Relations Contact:	Media Contact:
Jennifer Larson	Jessica Paar
(617) 368-5152	(617) 368-5060

BOSTON BEER REPORTS

FIRST QUARTER 2015 RESULTS

BOSTON, MA (4/29/15) — The Boston Beer Company, Inc. (NYSE: SAM) reported first quarter 2015 net revenue of $199.5 million, an increase of $15.7 million, or 8.5%, over the same period last year, mainly due to core shipment growth of 6%. Net income for the first quarter was $13.7 million, or $1.00 per diluted share, an increase of $5.4 million, or $0.38 per diluted share, from the first quarter of 2014. This increase was primarily due to shipment increases and slightly improved gross margins.

Highlights of this release include:

•	Depletions for the 13 week period ending March 28, 2015 grew by 8% from the comparable 13 week period ending March 29, 2014 and full year estimated depletion growth remains unchanged at between 8% and 12%.

•	The Company achieved price increases of approximately 2% during the quarter.

•	First quarter gross margin was 50%, the Company maintains its full year gross margin target of between 51% and 53%.

•	Advertising, promotional and selling expense decreased by $1.0 million or 2% in the quarter primarily due to the timing of spend related to new product launches during the first quarter of 2014.

•	Estimated full year 2015 earnings per diluted share at $7.10 to $7.50 remain unchanged.

•	Estimated full year 2015 capital spending remains unchanged at between $80 million to $110 million.

Jim Koch, Chairman and Founder of the Company, commented, “I am proud that we continue to lead the craft industry in both innovation and variety. In the first quarter, our spring seasonal, Samuel Adams Cold Snap, a unique and approachable white ale brewed with a blend of exotic spices was well received by drinkers, retailers and distributors. Late in the first quarter, we had a smooth transition from Cold Snap to our Summer Seasonal, Samuel Adams Summer Ale, which is now in its twentieth year and still the leading Summer Seasonal beer in the craft industry. During the quarter, we rolled out our new session IPA, Samuel Adams Rebel Rider IPA, and our new double IPA, Samuel Adams Rebel Rouser IPA which complement our Samuel Adams Rebel IPA, a West Coast style IPA brewed with hops from the Pacific Northwest. Rebel continues to receive great support from distributors and on and off-premise retailers. We are pleased with the health of our brand portfolio and remain positive about the future of craft beer.”

Martin Roper, the Company’s President and CEO stated; “We are pleased with the start of the year and the continued growth of our business. In the first quarter, our depletions growth of 8% benefited from strength in our Angry Orchard, Twisted Tea and Traveler brands that offset slight declines in some of our Samuel Adams styles, as the comparables were tough due to our 30th Anniversary celebration, the rollout of Samuel Adams Rebel IPA, and the launch of Samuel Adams Cold Snap all in the first quarter last year. We continue to invest in our brands and in new opportunities such as Traveler, and we will increase investments in advertising, promotional and selling expenses commensurate with the opportunities and the increased competition that we see. Our national rollout of our Traveler brand is currently in progress and supported by national media. Thus far, the rollout is being well supported by distributors, retailers and drinkers, but it is too early to tell how successful the rollout may be. We will continue to look for complementary opportunities to leverage our capabilities, provided that they do not distract us from our primary focus on our Samuel Adams brand.”

Mr. Roper went on to say, “Our supply chain focus for the year continues to be taking greater advantage of our increased capacity through improved training, stable scheduling, and operating efficiency and reliability improvements. We will continue to make supply chain improvements intended to improve the freshness of our beers and enhance our customer service. Our sales focus for 2015 is to ensure successful second year growth of our 2014 launches and to support the national launch of our Traveler brand. Looking forward, we expect to maintain a high level of brand investment, as we pursue sustainable growth and innovation. We remain prepared to forsake the earnings that may be lost as a result of these investments in the short term, as we pursue long term profitable growth.”

1st Quarter 2015 Summary of Results

Depletions grew 8% from the comparable 13-week period in 2014, primarily due to depletion increases across our Angry Orchard®, Twisted Tea® and Traveler® brands, partially offset by slight declines in our Samuel Adams® brand.

Core shipment volume was approximately 885,000 barrels, a 6% increase compared to the first quarter of 2014.

The Company believes distributor inventory at March 28, 2015 was at an appropriate level. Inventory at distributors participating in the Freshest Beer Program at March 28, 2015 decreased slightly in terms of days of inventory on hand when compared to March 29, 2014. The Company has over 68% of its volume on the Freshest Beer Program and it believes participation in the Program could reach between 72% and 78% of its volume by the end of 2015.

Gross margin increased to 50% compared to 49% in the first quarter of 2014. The margin increase was a result of price increases partially offset by product mix effects.

Advertising, promotional and selling expenses decreased $1.0 million compared to the first quarter of 2014. The decrease resulted primarily from decreases in point of sale and local marketing due to the timing of new product launches that were only partially offset by increased investments in media advertising and higher costs of freight to distributors attributable to higher volumes.

General and administrative expenses increased by $1.3 million over the first quarter of 2014, primarily due to increases in salary costs.

The Company expects that its March 28, 2015 cash balance of $122.2 million, together with its future operating cash flows and its available $150.0 million line of credit, will be sufficient to fund future cash requirements.

During the first quarter and the period from March 29, 2015 through April 24, 2015, the Company repurchased approximately 53,000 shares of its Class A Common Stock for an aggregate purchase price of approximately $14.3 million. As of April 24, 2015 the Company had approximately $28.3 million remaining on the $350.0 million share buyback expenditure limit set by the Board of Directors.

Depletion estimates

Year-to-date depletions through the 16 weeks ended April 18, 2015 are estimated by the Company to be up approximately 8% from the comparable period in 2014.

Fiscal 2015 Outlook

The Company has left unchanged its projected 2015 earnings per diluted share of between $7.10 and $7.50. The Company’s actual 2015 earnings per share could vary significantly from the current projection. Underlying the Company’s current projection are the following estimates and targets:

•	Depletions and shipments percentage growth of between 8% and 12%.

•	National price increases of between 1% and 2%.

•	Gross margin of between 51% and 53%.

•	Increased investment in advertising, promotional and selling expenses of between $25 million and $35 million. This does not include any increases in freight costs for the shipment of products to the Company’s distributors.

•	Increased expenditures of between $10 million to $15 million for continued investment in Traveler and other existing brands developed by Alchemy & Science brands, which are included in the full-year estimated increases in advertising, promotional and selling expenses. These estimates could change significantly and 2015 volume from these brands is unlikely to cover these and other potential Alchemy & Science brand investments.

•	Effective tax rate of approximately 38% based upon current tax laws and underlying regulations.

•	Estimated capital spending of between $80 million and $110 million, which could be higher, depending on capital required to meet future growth. These estimates include capital investments for existing Alchemy & Science projects of between $3 million and $5 million.

About the Company

The Boston Beer Company began in 1984 with a generations-old family recipe that Founder and Brewer Jim Koch uncovered in his father’s attic. Inspired and unafraid to challenge conventional thinking about beer, Jim brought the recipe to life in his kitchen. Pleased with the results of his work, Jim decided to sample his beer with bars in Boston in the hopes that drinkers would appreciate the complex, full-flavored beer he brewed fresh in America. That beer was aptly named Samuel Adams Boston Lager®, in recognition of one of our nation’s great founding fathers, a man of independent mind and spirit. Little did Jim know at the time, Samuel Adams Boston Lager would soon become a catalyst of the American craft beer revolution.

Today, The Boston Beer Company brews more than 60 styles of beer. It relentlessly pursues the development of new styles and the perfection of classic beers by searching the world for the finest ingredients. Using the traditional four vessel brewing process, the Company often takes extra steps like dry-hopping, barrel-aging and a secondary fermentation known as krausening. The Company has also pioneered another revolution, the ‘extreme beer’ movement, where it seeks to challenge drinker’s perceptions of what beer can be. The Boston Beer Company has been committed to elevating the image of American craft beer by entering festivals and competitions around the globe, and is one of world’s most awarded breweries at international beer competitions. As an independent company, brewing quality beer remains its single focus. Although Boston Beer Company is America’s largest-selling craft brewer, its Samuel Adams beers account for only a little over one percent of the U.S. beer market. The Boston Beer Company will continue its independently-minded quest to brew great beer and to advocate for the growth of craft beer across America. In addition to Samuel Adams beers and the other craft brands brewed by Alchemy & Science, its craft brew incubator, the Company’s brands include Twisted Tea® and Angry Orchard® hard cider. For more information, please visit www.samueladams.com, www.twistedtea.com, www.angryorchard.com, and www.alchemyandscience.com.

Forward-Looking Statements

Statements made in this press release that state the Company’s or management’s intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. It is important to note that the Company’s actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings, including, but not limited to, the Company’s report on Form 10-K for the years ended December 27, 2014 and December 28, 2013. Copies of these documents may be found on the Company’s website, www.bostonbeer.com, or obtained by contacting the Company or the SEC.

Wednesday, April 29, 2015

THE BOSTON BEER COMPANY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(in thousands, except per share data)

(unaudited)

	Thirteen weeks ended
	March 28, 2015	March 29, 2014

Barrels sold	889	838

Revenue	$212,834	$197,370
Less excise taxes	13,331	13,525

Net revenue	199,503	183,845
Cost of goods sold	99,888	93,326

Gross profit	99,615	90,519
Operating expenses:
Advertising, promotional and selling expenses	60,247	61,257
General and administrative expenses	17,230	15,871

Total operating expenses	77,477	77,128

Operating income	22,138	13,391
Other expense, net:
Interest expense	(3)	(4)
Other expense, net	(325)	(136)

Total other expense, net	(328)	(140)

Income before income tax provision	21,810	13,251
Provision for income taxes	8,067	4,936

Net income	$13,743	$8,315

Net income per common share - basic	$1.04	$0.64

Net income per common share - diluted	$1.00	$0.62

Weighted-average number of common shares - Class A basic	9,598	8,999

Weighted-average number of common shares - Class B basic	3,617	3,905

Weighted-average number of common shares - diluted	13,633	13,435

Other comprehensive income, net of tax:
Foreign currency translation adjustment	6	—
Comprehensive income	$13,749	$8,315

THE BOSTON BEER COMPANY, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

(unaudited)

	March 28, 2015	December 27, 2014

Assets
Current Assets:
Cash and cash equivalents	$122,156	$76,402
Accounts receivable, net of allowance for doubtful accounts of $102 and $144 as of March 28, 2015 and December 27, 2014, respectively	44,346	36,860
Inventories	55,796	51,307
Prepaid expenses and other current assets	10,428	12,887
Income tax receivable	8,996	21,321
Deferred income taxes	8,685	8,685

Total current assets	250,407	207,462

Property, plant and equipment, net	391,366	381,569
Other assets	10,168	12,447
Goodwill	3,683	3,683

Total assets	$655,624	$605,161

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$39,361	$35,576
Current portion of debt and capital lease obligations	58	55
Accrued expenses and other current liabilities	62,638	74,539

Total current liabilities	102,057	110,170

Deferred income taxes	50,712	50,717
Debt and capital lease obligations, less current portion	471	528
Other liabilities	7,265	7,606

Total liabilities	160,505	169,021

Commitments and Contingencies

Stockholders’ Equity:
Class A Common Stock, $.01 par value; 22,700,000 shares authorized; 9,677,950 and 9,452,375 issued and outstanding as of March 28, 2015 and December 27, 2014, respectively	97	95
Class B Common Stock, $.01 par value; 4,200,000 shares authorized; 3,617,355 issued and outstanding as of March 28, 2015 and December 27, 2014	36	36
Additional paid-in capital	279,627	224,909
Accumulated other comprehensive loss, net of tax	(1,127)	(1,133)
Retained earnings	216,486	212,233

Total stockholders’ equity	495,119	436,140

Total liabilities and stockholders’ equity	$655,624	$605,161

THE BOSTON BEER COMPANY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASHFLOWS

(in thousands)

(unaudited)

	Thirteen weeks ended
	March 28, 2015	March 29, 2014

Cash flows provided by (used in) operating activities:
Net income	$13,743	$8,315
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	10,312	7,195
Loss on disposal of property, plant and equipment	335	—
Bad debt (recovery) expense	(42)	175
Stock-based compensation expense	1,621	1,936
Excess tax benefit from stock-based compensation arrangements	(12,538)	(8,060)
Deferred income taxes	(5)	(97)
Changes in operating assets and liabilities:
Accounts receivable	(7,444)	(4,141)
Inventories	(4,489)	(4,610)
Prepaid expenses, income tax receivable and other assets	29,535	(5,869)
Accounts payable	2,138	(1,011)
Accrued expenses and other current liabilities	(12,108)	(2,740)
Other liabilities	167	97

Net cash provided by (used in) operating activities	21,225	(8,810)

Cash flows used in investing activities:
Purchases of property, plant and equipment	(18,688)	(44,170)
Cash paid for other intangible assets	(100)	—
Decrease in restricted cash	57	55

Net cash used in investing activities	(18,731)	(44,115)

Cash flows provided by financing activities:
Repurchase of Class A Common Stock	(9,490)	—
Proceeds from exercise of stock options	39,745	22,996
Cash paid on note payable	(54)	(53)
Excess tax benefit from stock-based compensation arrangements	12,538	8,060
Net proceeds from sale of investment shares	521	374

Net cash provided by financing activities	43,260	31,377

Change in cash and cash equivalents	45,754	(21,548)

Cash and cash equivalents at beginning of year	76,402	49,524

Cash and cash equivalents at end of period	$122,156	$27,976

Supplemental disclosure of cash flow information:
Income taxes paid	$417	$1,951

Increase in accounts payable for purchase of property, plant and equipment	$1,647	$5,492

Copies of The Boston Beer Company’s press releases, including quarterly financial results, are available on the Internet at www.bostonbeer.com